Exhibit 10.10

FORM OF

VONTIER CORPORATION

2020 STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

(Non-Employee Directors Deferred Compensation)

Unless otherwise defined herein, the terms defined in the Vontier Corporation 2020 Stock Incentive Plan (the “Plan”) will have the same defined meanings in this Restricted Stock Unit Agreement (the “Agreement”).

I.	NOTICE OF GRANT

Name:

Address:

The undersigned Participant has been granted an Award of Restricted Stock Units, subject to the terms and conditions of the Plan and this Agreement, as follows (each of the following capitalized terms are defined terms having the meaning indicated below):

Date of Grant

Number of Restricted Stock Units

Vesting Schedule:

Time-Based Vesting Criteria	The time-based vesting criteria will be satisfied with respect to 100% of the shares underlying the RSUs on the earlier of (1) the first anniversary of the Date of Grant, or (2) the date of, and immediately prior to, the next annual meeting of shareholders of the Company following the Date of Grant.

Payment Date

II.	AGREEMENT

1.    Grant of RSUs. Vontier Corporation (the “Company”) hereby grants to the Participant named in this Notice of Grant (the “Participant”), an Award of Restricted Stock Units (“RSUs”) subject to the terms and conditions of this Agreement and the Plan, which are incorporated herein by reference. In the event of a conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan shall prevail.

2.    Vesting.

(a)    Vesting Schedule. Except as may otherwise be set forth in this Agreement or in the Plan, RSUs awarded to a Participant shall not vest unless the Participant continues to be actively providing services to the Company for the periods required to satisfy the time-based vesting criteria (“Time-Based Vesting Criteria”) applicable to such RSUs. The Time-Based Vesting Criteria applicable to RSUs are referred to as “Vesting Conditions,” and the date upon which all Vesting Conditions are satisfied is referred to as the “Vesting Date.” The Vesting Conditions shall be established by the Compensation Committee (the “Committee”) of the Company’s Board of Directors and reflected in the account maintained for the Participant by an external third party administrator of the RSU awards. Further, during any approved leave of absence (and without limiting the application of any other rules governing leaves of absence that the Committee may approve from time to time pursuant to the Plan), to the extent permitted by applicable law the Committee shall have discretion to provide that the vesting of the RSUs shall be frozen as of the first day of the leave (or as of any subsequent day during such leave, as applicable) and shall not resume until and unless the Participant returns to active service.

(b)    Fractional RSU Vesting. In the event the Participant is vested in a fractional portion of an RSU (a “Fractional Portion”), such Fractional Portion will be rounded up and converted into a whole share of Common Stock (“Share”) and issued to the Participant.

3.    Form and Timing of Payment; Conditions to Issuance of Shares.

(a) Form and Timing of Payment. The Award of RSUs represents the right to receive a number of Shares equal to the number of RSUs that vest pursuant to the Vesting Conditions. Unless and until the RSUs have vested in the manner set forth in Sections 2 and 4, Participant shall have no right to payment of any such RSUs. Prior to actual issuance of any Shares underlying the RSUs, such RSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. Subject to the other terms of the Plan and this Agreement, any RSUs that vest in accordance with Sections 2 and 4 will be paid to the Participant in whole Shares on the earlier of (i) the first day of the payment date specified in Section I above (the “Payment Date”), or (ii) the Participant’s date of death (or in each case the next business day thereafter if such date is not a business day). Shares shall not be issued under the Plan unless the issuance and delivery of such Shares comply with (or are exempt from) all applicable requirements of law, including (without limitation) the Securities Act, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded. The Committee may require the Participant to take any reasonable action in order to comply with any such rules or regulations.

(b) Acknowledgment of Potential Securities Law Restrictions. Unless a registration statement under the Securities Act covers the Shares issued upon vesting of an RSU, the Committee may require that the Participant agree in writing to acquire such Shares for investment and not for public resale or distribution, unless and until the Shares subject to the Award are registered under the Securities Act. The Committee may also require the Participant to acknowledge that he or she shall not sell or transfer such Shares except in compliance with all applicable laws, and may apply such other restrictions as it deems appropriate. The Participant acknowledges that the U.S. federal securities laws prohibit trading in the stock of the Company by persons who are in possession of material, non-public information, and also acknowledges and understands the other restrictions set forth in the Company’s Insider Trading Policy.

4.    Termination.

(a)    General. In the event the Participant’s active service-providing relationship with the Company terminates for any reason (other than death, Early Retirement or Normal Retirement) whether or not in breach of applicable labor laws, all RSUs that are unvested as of termination shall automatically terminate as of the date of termination and Participant’s right to receive further RSUs under the Plan shall also terminate as of the date of termination The Committee shall have discretion to determine whether the Participant has ceased actively providing services to the Company, and the effective date on which such active service-providing relationship terminated. The Participant’s active service-providing relationship will not be extended by any notice period mandated under applicable law (e.g. a period of “garden leave”, paid administrative leave or similar period pursuant to applicable law). Unless the Committee provides otherwise, termination will include instances in which Participant is terminated and immediately rehired as an independent contractor.

(b)    Death. Upon Participant’s death, any unvested RSUs shall vest.

(c)    Retirement.

(i)    Upon termination of employment by reason of the Participant’s Early Retirement, unless contrary to applicable law and unless otherwise provided by the Committee either initially or subsequent to the grant of the relevant Award, a pro-rata portion of the RSUs that are unvested as of the Early Retirement date (i.e. based on the ratio of (x) the number of full or partial months worked by the Participant from the Date of Grant to the Early Retirement date to (y) the total number of months in the original time-based vesting schedule for such RSUs) will vest as of the Time-Based Vesting Date for such RSUs.

(ii)    Upon termination of employment by reason of the Participant’s Normal Retirement, unless contrary to applicable law and unless otherwise provided by the Committee either initially or subsequent to the grant of the relevant Award, the RSUs that are unvested as of the Normal Retirement date will vest as of the Time-Based Vesting Date for such RSUs.

(d)    Gross Misconduct. If the Participant is terminated as an Eligible Director by reason of Gross Misconduct, the Participant’s unvested RSUs shall automatically terminate as of the time of termination without consideration. The Participant acknowledges and agrees that the Participant’s termination shall also be deemed to be a termination by reason of the Participant’s Gross Misconduct if, after the Participant’s active service-providing relationship has terminated, facts and circumstances are discovered or confirmed by the Company that would have justified a termination for Gross Misconduct.

(e)    Violation of Post-Termination Covenant. To the extent that any of the Participant’s RSUs remain outstanding under the terms of the Plan or this Agreement after termination of the Participant’s active service-providing relationship with the Company, such RSUs shall expire as of the date the Participant violates any covenant not to compete or similar covenant that exists between the Participant on the one hand and the Company or any subsidiary of the Company, on the other hand.

(f)    Substantial Corporate Change. Upon a Substantial Corporate Change, the Participant’s unvested RSUs will terminate unless provision is made in writing in connection with such transaction for the assumption or continuation of the RSUs, or the substitution for such RSUs of any options or grants covering the stock or securities of a successor employer corporation, or a parent or subsidiary of such successor, with appropriate adjustments as to the number and kind of shares of stock and prices, in which event the RSUs will continue in the manner and under the terms so provided.

5.    Non-Transferability of RSUs. Unless the Committee determines otherwise in advance in writing, RSUs may not be transferred in any manner otherwise than by will or by the applicable laws of descent or distribution. The terms of the Plan and this Agreement shall be binding upon the executors, administrators, heirs and permitted successors and assigns of the Participant.

6.    Amendment of RSUs or Plan.

(a)    The Plan and this Agreement constitute the entire understanding of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof. Participant expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. The Company’s Board may amend, modify or terminate the Plan or any Award in any respect at any time; provided, however, that modifications to this Agreement or the Plan that materially and adversely affect the Participant’s rights hereunder can be made only in an express written contract signed by the Company and the Participant. Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to revise this Agreement and Participant’s rights under outstanding RSUs as it deems necessary or advisable, in its sole discretion and without the consent of the Participant, (1) upon a Substantial Corporate Change, (2) as required by law, or (3) to comply with Section 409A of the Internal Revenue Code of 1986 (“Section 409A”) or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection with this Award.

7.    Tax Obligations.

(a)    Taxes. Regardless of any action the Company takes with respect to any or all federal, state, local or foreign income tax, social insurance, payroll tax, payment on account or other tax related items (“Tax Related Items”), the Participant acknowledges that the ultimate liability for all Tax Related Items associated with the RSUs is and remains the Participant’s responsibility and that the Company (i) makes no representations or undertakings regarding the treatment of any Tax Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant or vesting of the RSUs, the delivery of the Shares, the subsequent sale of Shares acquired at vesting and the receipt of any dividends or dividend equivalents; and (ii) does not commit to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Participant’s liability for Tax Related Items.

(b)    Code Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and be administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Participant shall not be considered to have separated from service with the Company for purposes of this Agreement and no payment shall be due to the Participant under this Agreement on account of a separation from service until the Participant would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Any payments described in this Agreement that are due within the “short-term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in this Agreement, to the extent that any amounts are payable upon a separation from service and such payment would result in accelerated taxation and/or tax penalties under Section 409A of the Code, such payment, under this Agreement or any other agreement of the Company, shall be made on the first business day after the date that is six (6) months following such separation from service (or death, if earlier). The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. The Grantee shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.

For purposes of making a payment under this Agreement, if any amount is payable as a result of a Substantial Corporate Change, then to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, such event must also constitute a “change in ownership or effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A.

8.    Rights as Shareholder. Until all requirements for vesting of the RSUs pursuant to the terms of this Agreement and the Plan have been satisfied, the Participant shall not be deemed to be a shareholder of the Company, and shall have no dividend rights or voting rights with respect to the RSUs or any Shares underlying or issuable in respect of such RSUs until such Shares are actually issued to the Participant.

9.    No Right to Continue as Eligible Director. Nothing in the Plan or this Agreement shall confer upon the Participant any right to continuation as an Eligible Director.

10.    Board Authority. The Board and/or the Committee shall have the power to interpret this Agreement and to adopt such rules for the administration, interpretation and application of the Agreement as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether any RSUs have vested). All interpretations and determinations made by the Board and/or the Committee in good faith shall be final and binding upon Participant, the Company and all other interested persons and such determinations of the Board and/or the Committee do not have to be uniform nor do they have to consider whether Plan participants are similarly situated. No member of the Board and/or the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to this Agreement.

11.    Headings. The captions used in this Agreement and the Plan are inserted for convenience and shall not be deemed to be a part of the RSUs for construction and interpretation.

12.    Electronic Delivery.

(a)    If the Participant executes this Agreement electronically, for the avoidance of doubt Participant acknowledges and agrees that his or her execution of this Agreement electronically (through an on-line system established and maintained by the Company or a third party designated by the Company, or otherwise) shall have the same binding legal effect as would execution of this Agreement in paper form. Participant acknowledges that upon request of the Company he or she shall also provide an executed, paper form of this Agreement.

(b)    If the Participant executes this Agreement in paper form, for the avoidance of doubt the parties acknowledge and agree that it is their intent that any agreement previously or subsequently entered into between the parties that is executed electronically shall have the same binding legal effect as if such agreement were executed in paper form.

(c)    If Participant executes this Agreement multiple times (for example, if the Participant first executes this Agreement in electronic form and subsequently executes this Agreement in paper form), the Participant acknowledges and agrees that (i) no matter how many versions of this Agreement are executed and in whatever medium, this Agreement only evidences a single Award relating to the number of RSUs set forth in the Notice of Grant and (ii) this Agreement shall be effective as of the earliest execution of this Agreement by the parties, whether in paper form or electronically, and the subsequent execution of this Agreement in the same or a different medium shall in no way impair the binding legal effect of this Agreement as of the time of original execution.

(d)    The Company may, in its sole discretion, decide to deliver by electronic means any documents related to the RSUs, to participation in the Plan, or to future awards granted under the Plan, or otherwise required to be delivered to the Participant pursuant to the Plan or under applicable law, including but not limited to, the Plan, the Agreement, the Plan prospectus and any reports of the Company generally provided to shareholders. Such means of electronic delivery may include, but do not necessarily include, the delivery of a link to the Company’s intranet or the internet site of a third party involved in administering the Plan, the delivery of documents via electronic mail (“e-mail”) or such other means of electronic delivery specified by the Company. By executing this Agreement, the Participant hereby consents to receive such documents by electronic delivery. At the Participant’s written request to the Secretary of the Company, the Company shall provide a paper copy of any document at no cost to the Participant.

13.    Data Privacy. This Section 13 provides important information about the Company’s use of personal information about the Participant. For the purposes of applicable data privacy laws the data controller is Vontier Corporation with registered offices at 6920 Seaway Blvd, Everett, Washington 98203. Participants should read the information below carefully:

(a)    Uses of Data and Legal Basis. In order to implement, administer and manage the Participant’s participation in the Plan it will be necessary for the Company to collect, use and transfer, in electronic or other form, the Participant’s Data, (as defined below) by and among, as applicable, the Employer, the Company and its Subsidiaries. The use of the Participant’s Data for these purposes is necessary for the performance of the Plan and for the Company to fulfil its contractual commitments to the Participant. The Participant’s refusal to provide the Data set out in subsection (b) below may affect the Participant’s ability to participate in the Plan.

(b)    Categories of Data. In order to implement, administer and manage the Participant’s participation in the Plan Company and the Employer may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address, email address and telephone number, date of birth, social insurance number, passport or other identification number (e.g., resident registration number), salary, nationality, and job title, any shares of stock or directorships held in the Company, details of the RSUs or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”).

(c)    Sharing and Transferring Data. In order to implement, administer and manage the Participant’s participation in the Plan, the Participant’s Data may be transferred to Fidelity Stock Plan Services and its affiliated companies, or such other stock plan service provider or any other third party (as may be selected by the Company in the future) which is assisting the Company with the implementation, administration and management of the Plan. Data may also be shared with a broker or other third party with whom the Participant may elect to deposit any Shares acquired upon vesting of the RSUs. The recipients of the Data may be located in the Participant’s country or elsewhere, and the recipient’s country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. Where this is the case, the Company will take steps to put in place appropriate safeguards in respect of the Participant’s Data. Under the data privacy laws of certain countries, the Participant may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative.

(d)    Retention and Legal Rights. Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. Under the data privacy laws of certain countries the Participant may , request access to and receive a copy of Data, request additional information about the storage and processing of Data, require any necessary amendments to Data in any case without cost, by contacting in writing his or her local human resources representative. The Company will handle such requests in accordance with applicable law and there may therefore be legal reasons why the Company cannot grant the Participant’s request. For more information, the Participant may contact his or her local human resources representative.

14.    Waiver of Right to Jury Trial. Each party, to the fullest extent permitted by law, waives any right or expectation against the other to trial or adjudication by a jury of any claim, cause or action arising with respect to the RSUs or hereunder, or the rights, duties or liabilities created hereby.

15.    Agreement Severable. In the event that any provision of this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.

16.    Governing Law and Venue. The laws of the State of Delaware (other than its choice of law provisions) shall govern this Agreement and its interpretation. For purposes of litigating any dispute that arises with respect to the RSUs, this Agreement or the Plan, the parties hereby submit to and consent to the jurisdiction of the State of Delaware, and agree that such litigation shall be conducted in the courts of New Castle County, or the United States Federal court for the District of Delaware, and no other courts; and waive, to the fullest extent permitted by law, any objection that the laying of the venue of any legal or equitable proceedings related to, concerning or arising from such dispute which is brought in any such court is improper or that such proceedings have been brought in an inconvenient forum. Any claim under the Plan, this Agreement or any Award must be commenced by a Participant within twelve (12) months of the earliest date on which the Participant’s claim first arises, or the Participant’s cause of action accrues, or such claim will be deemed waived by the Participant.

17.    Nature of RSUs. In accepting the RSUs, Participant acknowledges and agrees that:

(a)    the award of RSUs is voluntary and occasional and does not create any contractual or other right to receive future awards of RSUs, benefits in lieu of RSUs or other equity awards, even if RSUs have been awarded repeatedly in the past;

(b)    all decisions with respect to future equity awards, if any, shall be at the sole discretion of the Company;

(c)    Participant’s participation in the Plan is voluntary;

(d)    the future value of the underlying Shares is unknown and cannot be predicted with certainty;

(e)    the value of the Shares acquired upon vesting/settlement of the RSUs may increase or decrease in value;

(f)    in consideration of the award of RSUs, no claim or entitlement to compensation or damages shall arise from termination of the Award or from any diminution in value of the Award or Shares upon vesting of the Award resulting from termination of Participant’s continuous service by the Company or any Subsidiary (for any reason whatsoever and whether or not in breach of applicable labor laws of the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any, and whether or not later found to be invalid) and in consideration of the grant of the Award, Participant irrevocably releases the Company and any Subsidiary from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing the Agreement/electronically accepting the Agreement, Participant shall be deemed irrevocably to have waived Participant’s entitlement to pursue or seek remedy for any such claim;

(g)    the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan or Participant’s acquisition or sale of the underlying Shares; and

(h)    Participant is hereby advised to consult with Participant’s own personal tax, legal and financial advisors regarding Participant’s participation in the Plan before taking any action related to the Plan.

18.    Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

19.    Waiver. Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Participant or any other participant.

20.    Insider Trading/Market Abuse Laws. The Participant acknowledges that, depending on the Participant’s or the Participant’s broker’s country of residence or where the Company Shares are listed, the Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect his or her ability to accept, acquire, sell or otherwise dispose of Company Shares, rights to the Shares (e.g., RSUs) or rights linked to the value of the Shares (e.g., phantom awards, futures) during such times as the Participant is considered to have “inside information” regarding the Company as defined by the laws or regulations in the Participant’s country. Local insider trading laws and regulations may prohibit the cancellation or amendment or orders the Participant placed before the Participant possessed inside information. Furthermore, the Participant could be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Company. The Participant acknowledges that it is his or her responsibility to comply with any applicable restrictions, and the Participant should consult with his or her own personal legal and financial advisors on this matter.

21.    Recoupment. The RSUs granted pursuant to this Agreement are subject to the terms of any compensation recoupment policy that may be adopted by the Company and in effect from time to time (the “Policy”) if and to the extent such Policy by its terms applies to the RSUs, and to the terms required by applicable law; and the terms of the Policy and such applicable law are incorporated by reference herein and made a part hereof.

22.    Notices. The Company may, directly or through its third party stock plan administrator, endeavor to provide certain notices to Participant regarding certain events relating to awards that the Participant may have received or may in the future receive under the Plan, such as notices reminding Participant of the vesting or expiration date of certain awards. Participant acknowledges and agrees that (1) the Company has no obligation (whether pursuant to this Agreement or otherwise) to provide any such notices; (2) to the extent the Company does provide any such notices to Participant the Company does not thereby assume any obligation to provide any such notices or other notices; and (3) the Company, its affiliates and the third party stock plan administrator have no liability for, and the Participant has no right whatsoever (whether pursuant to this Agreement or otherwise) to make any claim against the Company, any of its affiliates or the third party stock plan administrator based on any allegations of, damages or harm suffered by the Participant as a result of the Company’s failure to provide any such notices or Participant’s failure to receive any such notices.

23.    Consent and Agreement With Respect to Plan. Participant (1) acknowledges that the Plan and the prospectus relating thereto are available to Participant on the website maintained by the Company’s third party stock plan administrator; (2) represents that he or she has read and is familiar with the terms and provisions thereof, has had an opportunity to obtain the advice of counsel of his or her choice prior to executing this Agreement and fully understands all provisions of the Agreement and the Plan; (3) accepts these RSUs subject to all of the terms and provisions thereof; (4) consents and agrees to all amendments that have been made to the Plan since it was adopted in 2020 (and for the avoidance of doubt consents and agrees to each amended term reflected in the Plan as in effect on the date of this Agreement), and consents and agrees that all options and restricted stock units, if any, held by Participant that were previously granted under the Plan as it has existed from time to time are now governed by the Plan as in effect on the date of this Agreement (except to the extent the Committee has expressly provided that a particular Plan amendment does not apply retroactively); and (5) agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Agreement.

[If the Agreement is signed in paper form, complete and execute the following:]

PARTICIPANT	VONTIER CORPORATION

Signature	Signature

Print Name	Print Name

Title

Residence Address